Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

September 29, 2022

Aethlon Medical, Inc.

11555 Sorrento Valley Road, Suite 203
San Diego, California 92121

To the addressee set forth above:

We have acted as local Nevada counsel to Aethlon Medical, Inc., a Nevada corporation (the “Company”), in connection with the transactions contemplated by that certain At The Market Offering Agreement, dated as of March 24, 2022 (the “ATM Agreement”), by and between the Company and H.C. Wainwright & Co., LLC, as manager, relating to the issuance and sale by the Company of that number of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) having an aggregate offering price of up to $6,625,000, all as more fully described in the base prospectus, dated October 21, 2021 (the “Base Prospectus”), contained in the Registration Statement on Form S-3 (File No. 333-259909) (as amended through and including the date hereof, the “Registration Statement”), as supplemented by the prospectus supplement, dated September 29, 2022 (together with the Base Prospectus, the “Prospectus”), each as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares as contemplated by the ATM Agreement and as described in the Registration Statement and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinion expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the ATM Agreement and the Registration Statement and the Prospectus.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, including the Prospectus; (ii) the ATM Agreement, including the form of Terms Agreement set forth therein (each, a “Terms Agreement”); (iii) the Company’s articles of incorporation and bylaws, each as amended to date (collectively, the “Governing Documents”); and (iv) such agreements, instruments, corporate records (including resolutions of the board of directors and any committee thereof) and other documents, or forms thereof, as we have deemed necessary or appropriate. For purposes of issuing this opinion letter, we have also obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the obligations of each party to any such document we examined are or will be its valid and binding obligations, enforceable in accordance with its terms; (ii) each natural person executing a document has, or when each Terms Agreement is signed will have, sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine, and any document submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; (v) prior to any issuance of Shares, each Terms Agreement with respect to such Shares will have been duly executed and delivered by the Company and the other parties thereto in accordance with the ATM Agreement; and (vi) after the issuance of any Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement, plan, arrangement or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.

Aethlon Medical, Inc.

September 29, 2022

We are qualified to practice law in the State of Nevada. The opinion set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and if, when and to the extent any Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the ATM Agreement and any relevant Terms Agreement (including payment in full of all consideration required therefor as prescribed thereunder), and as described in the Registration Statement and the Prospectus, such Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in any laws or facts after the date hereof. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP